Exhibit 34-A
KPMG LLP
303 East Wacker Drive
Chicago, IL 60601-5212
Report of Independent Registered Public Accounting Firm
The Board of Directors
DaimlerChrysler Financial Services Americas LLC:
We have examined DaimlerChrysler Financial Services Americas LLC’s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for asset-backed securities held under the DaimlerChrysler Master Owner Trust (DCMOT) for Dealer Floorplan Receivables (the Platform), except for the following criteria: 1122(d)(l)(ii), 1122(d)(l)(iii), 1122(d)(l)(iv), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xv), which management has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the twelve months ended December 31, 2006. Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed the following material noncompliance with respect to criterion 1122(d)(4)(ix) applicable to the Company during the twelve months ended December 31, 2006. Adjustments to certain dealer interest rates or rates of return were :not computed based on the related pool asset documents.
In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2006.
/s/ KPMG LLP
Chicago, IL
March 28, 2007